Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 15, 2021
FIRST QUARTER 2021 RESULTS AND KEY METRICS	CEO COMMENTARY

NET INCOME OF $7.9 BILLION ($3.62 PER SHARE)

REVENUES OF $19.3 BILLION

RETURNED $2.7 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 23 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $88.18

TANGIBLE BOOK VALUE PER SHARE OF $75.50[4]

New York, April 15, 2021 – Citigroup Inc. today reported net income for the first quarter 2021 of $7.9 billion, or $3.62 per diluted share, on revenues of $19.3 billion. This compared to net income of $2.5 billion, or $1.06 per diluted share, on revenues of $20.7 billion for the first quarter 2020.

Revenues decreased 7% from the prior-year period, as higher revenues in Investment Banking and Equity Markets were more than offset by lower rates, the absence of prior year mark-to-market gains on loan hedges within the Institutional Clients Group (ICG), and lower card volumes in Global Consumer Banking (GCB). Net income of $7.9 billion increased significantly from the prior-year period driven by the lower cost of credit. Earnings per share of $3.62 increased significantly from the prior-year period, reflecting the increase in net income, as well as a slight decline in shares outstanding.

Percentage comparisons throughout this press release are calculated for the first quarter 2021 versus the first quarter 2020, unless otherwise specified.

Jane Fraser, Citi CEO, said, “It’s been a better than expected start to the year, and we are optimistic about the macro environment. We are committed to serving our clients through the recovery and positioning the bank for a period of sustained growth.

"We reported record net income driven by strong performance in our Institutional Clients Group and a significant release from our Allowance for Credit Losses, as a result of the improving economic outlook. While Global Consumer Banking revenues were down quarter‐over‐quarter as a result of the pandemic, this is the healthiest we have seen the consumer emerge from a crisis in recent history.

"Our capital levels remained strong and stable, allowing us to respond to the needs of our clients and return capital to our shareholders. At 11.7%, our Common Equity Tier One Ratio was unchanged from the fourth quarter and we resumed the repurchase of common stock, which we had voluntarily paused at the onset of the pandemic.

Strategic Actions: Global Consumer Banking

Citigroup today announced strategic actions in Global Consumer Banking – as part of an ongoing strategic review – which will allow Citi to direct investments and resources to the businesses where it has the greatest scale and growth potential. Citi will focus its Global Consumer Bank presence in Asia and EMEA on four wealth centers — Singapore, Hong Kong, the UAE and London. As a result, Citi intends to pursue exits from its consumer franchises in thirteen markets across the two regions.

The affected businesses include the consumer franchises in Australia, Bahrain, China, India, Indonesia, Korea, Malaysia, the Philippines, Poland, Russia, Taiwan, Thailand and Vietnam. Citigroup’s Institutional Clients Group will continue to serve clients in these markets, which remain important to Citi’s global network.

CEO COMMENTARY

“As a result of the ongoing refresh of our strategy, we have decided that we are going to double down on wealth. We will operate our consumer banking franchise in Asia and EMEA solely from four wealth centers, Singapore, Hong Kong, UAE and London. This positions us to capture the strong growth and attractive returns the wealth management business offers through these important hubs.

While the other 13 markets have excellent businesses, we don’t have the scale we need to compete. We believe our capital, investment dollars and other resources are better deployed against higher returning opportunities in wealth management and our institutional businesses in Asia. We will continue to update you on strategic decisions as we make them while we work to increase the returns we deliver to our shareholders,” Fraser concluded.

First Quarter Financial Results

Citigroup ($ in millions, except as otherwise noted)	1Q'21	4Q'20	1Q'20	QoQ%	YoY%
Global Consumer Banking	7,037	7,305	8,174	(4)%	(14)%
Institutional Clients Group	12,220	9,279	12,484	32%	(2)%
Corporate / Other	70	(85)	73	NM	(4)%
Total Revenues	$19,327	$16,499	$20,731	17%	(7)%

Expenses	$11,073	$11,104	$10,643	-	4%

Net Credit Losses	1,748	1,472	2,059	19%	(15)%
Net ACL Build / (Release)(a)	(3,853)	(1,496)	4,875	NM	NM
Other Provisions(b)	50	(22)	26	NM	92%
Total Cost of Credit	$(2,055)	$(46)	$6,960	NM	NM

Income from Continuing Operations Before Taxes	$10,309	$5,441	$3,128	89%	NM
Provision for Income Taxes	2,332	1,116	580	NM	NM
Income from Continuing Operations	$7,977	$4,325	$2,548	84%	NM
Net Income (Loss) from Discontinued Operations	(2)	6	(18)	NM	89%
Non-Controlling Interest	33	22	(6)	50%	NM
Citigroup Net Income	$7,942	$4,309	$2,536	84%	NM

Revenues
North America	9,326	7,986	10,171	17%	(8)%
EMEA	3,713	2,867	3,470	30%	7%
Latin America	2,144	2,168	2,617	(1)%	(18)%
Asia	4,074	3,563	4,400	14%	(7)%
Corporate / Other	70	(85)	73	NM	(4)%

EOP Assets ($B)	2,314	2,260	2,220	2%	4%
EOP Loans ($B)	666	676	721	(1)%	(8)%
EOP Deposits ($B)	1,301	1,281	1,185	2%	10%

Common Equity Tier 1 Capital Ratio(1)	11.7%	11.7%	11.1%
Supplementary Leverage Ratio(1)	7.0%	7.0%	6.0%
Return on Average Common Equity	17.2%	9.1%	5.2%
Book Value per Share	$88.18	$86.43	$83.92	2%	5%
Tangible Book Value per Share	$75.50	$73.67	$71.69	2%	5%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes net ACL build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $19.3 billion in the first quarter 2021 decreased 7%, primarily reflecting lower revenues in GCB and ICG.

Citigroup operating expenses of $11.1 billion in the first quarter 2021 increased 4%, as continued investments in Citi’s transformation, including infrastructure supporting Citi’s risk and control environment, along with other strategic investments were partially offset by efficiency savings.

Citigroup cost of credit of $(2.1) billion in the first quarter 2021 compared to $7.0 billion in the prior-year period, largely reflecting a release of allowance for credit loss (ACL) reserves in ICG and GCB, driven by improvements in the macroeconomic outlook and lower loan volumes.

Citigroup net income of $7.9 billion in the first quarter 2021 compared to $2.5 billion in the prior-year period, driven by lower cost of credit. Citigroup’s effective tax rate was 23% in the current quarter compared to 19% in the first quarter 2020.

Citigroup’s allowance for credit losses on loans was $21.6 billion at quarter end, or 3.29% of total loans, compared to $20.4 billion, or 2.84% of total loans, at the end of the prior-year period. Total non-accrual assets grew 21% from the prior-year period to $5.1 billion. Consumer non-accrual loans increased 17% to $2.0 billion, while corporate non-accrual loans of $3.1 billion increased 25% from the prior-year period.

Citigroup’s end-of-period loans were $666 billion as of quarter end, down 8% from the prior-year period on a reported basis and 10% excluding the impact of foreign exchange translation5, driven by declines across GCB and ICG.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, an increase of 10% on a reported basis and 7% in constant dollars, driven by an 17% increase in GCB and a 5% increase in ICG.

Citigroup’s book value per share of $88.18 and tangible book value per share of $75.50 each increased 5%, largely driven by net income. At quarter end, Citigroup’s CET1 Capital ratio was 11.7%, unchanged from the prior quarter. Citigroup’s SLR for the first quarter 2021 was 7.0%, unchanged from the prior quarter. During the quarter, Citigroup repurchased 23 million common shares and returned a total of $2.7 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	1Q'21	4Q'20	1Q'20	QoQ%	YoY%
North America	4,428	4,655	5,224	(5)%	(15)%
Latin America	1,008	1,096	1,199	(8)%	(16)%
Asia(a)	1,601	1,554	1,751	3%	(9)%
Total Revenues	$7,037	$7,305	$8,174	(4)%	(14)%

Expenses	$4,396	$4,511	$4,417	(3)%	-

Net Credit Losses	1,580	1,272	1,934	24%	(18)%
Net ACL Build / (Release)(b)	(1,806)	(197)	2,810	NM	NM
Other Provisions(c)	35	2	20	NM	75%
Total Cost of Credit	$(191)	$1,077	$4,764	NM	NM

Net Income	$2,177	$1,300	$(740)	67%	NM

Retail Banking	2,844	2,936	3,046	(3)%	(7)%
Cards	4,193	4,369	5,128	(4)%	(18)%
Total Revenues	$7,037	$7,305	$8,174	(4)%	(14)%

Key Indicators ($B)
Retail Banking Average Loans	127	128	123	-	3%
Retail Banking Average Deposits	345	333	290	4%	19%
Investment AUMs	222	222	167	-	33%
Cards Average Loans	144	149	167	(3)%	(14)%
Cards Purchase Sales	128	142	128	(10)%	1%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes net ACL build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Global Consumer Banking

GCB revenues of $7.0 billion decreased 14% on a reported basis and 15% in constant dollars, as strong deposit growth and momentum in wealth management were more than offset by lower card volumes and lower interest rates across all regions, reflecting the continued impact from the COVID-19 pandemic.

North America GCB revenues of $4.4 billion decreased 15%. Citi-Branded Cards revenues of $2.1 billion decreased 11%, reflecting higher payment rates driving lower average loans. Citi Retail Services revenues of $1.3 billion decreased 26%, reflecting higher partner payments as well as lower average loans. Retail Banking revenues of $1.0 billion decreased 8%, as the benefit of stronger deposit volumes was more than offset by lower deposit spreads.

Latin America GCB revenues of $1.0 billion declined 16% as reported and in constant dollars, driven by lower loan volumes and lower deposit spreads, partially offset by strong deposit growth.

Asia GCB revenues of $1.6 billion declined 9% on a reported basis and 12% in constant dollars, reflecting lower cards revenues, as well as lower deposit spreads, partially offset by strong investments revenues and deposit growth.

GCB operating expenses of $4.4 billion were unchanged on a reported basis and decreased 1% in constant dollars, largely driven by efficiency savings and lower volume-related costs, partially offset by investments.

GCB cost of credit of $(191) million decreased significantly, driven by a net ACL release of $1.8 billion compared to a build in the prior-year period, reflecting lower loan volumes and improvements in the macroeconomic outlook, and lower net credit losses.

GCB net income of $2.2 billion compared to a net loss of $740 million from the prior-year period, primarily driven by the lower cost of credit, partially offset by the decline in revenues.

Institutional Clients Group ($ in millions)	1Q'21	4Q'20	1Q'20	QoQ%	YoY%
Treasury & Trade Solutions	2,165	2,400	2,423	(10)%	(11)%
Investment Banking	1,973	1,287	1,354	53%	46%
Private Bank(a)	1,027	894	949	15%	8%
Corporate Lending(a)	483	552	448	(13)%	8%
Total Banking	5,648	5,133	5,174	10%	9%
Fixed Income Markets	4,550	3,087	4,786	47%	(5)%
Equity Markets	1,476	810	1,169	82%	26%
Securities Services	653	650	645	-	1%
Other	(26)	(89)	(106)	71%	75%
Total Markets & Securities Services	6,653	4,458	6,494	49%	2%
Product Revenues(a)	$12,301	$9,591	$11,668	28%	5%
Gain / (Loss) on Loan Hedges	(81)	(312)	816	74%	NM
Total Revenues	$12,220	$9,279	$12,484	32%	(2)%

Expenses	$6,264	$5,946	$5,810	5%	8%

Net Credit Losses	186	210	127	(11)%	46%
Net ACL Build / (Release)(b)	(1,933)	(1,268)	1,869	(52)%	NM
Other Provisions(c)	(5)	(23)	8	78%	NM
Total Cost of Credit	$(1,752)	$(1,081)	$2,004	(62)%	NM

Net Income	$5,935	$3,351	$3,627	77%	64%

Revenues
North America	4,898	3,331	4,947	47%	(1)%
EMEA	3,713	2,867	3,470	30%	7%
Latin America	1,136	1,072	1,418	6%	(20)%
Asia	2,473	2,009	2,649	23%	(7)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes net ACL build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $12.2 billion decreased 2%, as revenue growth in Banking and Markets and Securities Services, was more than offset by the absence of mark-to-market gains on loan hedges recorded in the prior-year period6.

Banking revenues of $5.6 billion decreased 7% versus the prior year (including gain / (loss) on loan hedges). Excluding the gain / (loss) on loan hedges Banking revenues increased 9%. Treasury and Trade Solutions revenues of $2.2 billion declined 11% on a reported basis and 10% in constant dollars, as strong client engagement and growth in deposits were more than offset by the impact of lower interest rates and reduced commercial card spend. Investment Banking revenues of $2.0 billion increased 46%, driven by equity underwriting, primarily reflecting higher SPAC activity, as well as growth in debt underwriting, partially offset by lower revenues in Advisory. Advisory revenues decreased 27% to $281 million, while equity underwriting revenues increased significantly to $876 million and debt underwriting revenues increased 4% to $816 million. Private Bank revenues of $1.0 billion increased 8% (excluding gain / (loss) on loan hedges), driven by higher lending volumes and strong managed investments revenues. Corporate Lending revenues of $483 million increased 8% (excluding gain / (loss) on loan hedges), reflecting the absence of prior year marks, partially offset by lower volumes.

Markets and Securities Services revenues of $6.7 billion increased 2%. Fixed Income Markets revenues of $4.6 billion decreased 5% versus a strong prior-year period, as higher revenues across spread products partially offset lower revenues in rates and currencies. Equity Markets revenues of $1.5 billion increased 26%, driven by strong performance in cash equities, derivatives and prime finance, reflecting solid client activity and favorable market conditions. Securities Services revenues of $653 million increased 1% a reported basis, but were unchanged in constant dollars, as growth in deposits, assets under custody and settlement volumes were offset by lower spreads.

ICG operating expenses increased 8% to $6.3 billion, primarily driven by continued investments in infrastructure and controls, along with other strategic investments, higher compensation costs and volume-driven growth.

ICG cost of credit included net credit losses of $186 million, compared to $127 million in the prior-year period, and a net ACL release of $1.9 billion compared to a build of $1.9 billion in the prior-year period. The net ACL release in the current quarter primarily reflected improvements in the outlook for global GDP, as well as modest improvements in portfolio credit quality.

ICG net income of $5.9 billion increased 64%, as the lower cost of credit more than offset the decline in revenues and higher expenses.

Corporate / Other ($ in millions)	1Q'21	4Q'20	1Q'20	QoQ%	YoY%
Revenues	$70	$(85)	$73	NM	(4)%

Expenses	$413	$647	$416	(36)%	(1)%

Net Credit Losses	(18)	(10)	(2)	(80)%	NM
Net ACL Build / (Release)(a)	(114)	(31)	196	NM	NM
Other Provisions(b)	20	(1)	(2)	NM	NM
Total Cost of Credit	$(112)	$(42)	$192	NM	NM

Income (Loss) from Continuing Operations before Taxes	$(231)	$(690)	$(535)	67%	57%

Income Taxes (Benefits)	(62)	(343)	(198)	82%	69%

Net Income (Loss)	$(170)	$(342)	$(351)	50%	52%

(a) Includes net ACL build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $70 million declined 4%, but were largely unchanged on a dollar basis versus the prior-year period, as the impact of lower rates was offset by the absence of marks versus the prior year-period and episodic gains this quarter.

Corporate / Other expenses of $413 million were down 1% versus the prior-year period, as investments in infrastructure, risk and controls were roughly offset by the allocation of certain costs to the businesses.

Corporate / Other loss from continuing operations before taxes of $231 million compared to a loss of $535 million in the prior-year period, driven by a net ACL release on the legacy portfolio versus a build in the prior-year period.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 2856516.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2021 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the duration and severity of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Citi, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2020 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press: Jennifer Lowney	(212) 793-3141	Investors:	Elizabeth Lynn	(212) 559-2718
		Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	1Q'21
Net Income	$7,942
Less: Preferred Dividends	292
Net Income to Common Shareholders	$7,650

Common Share Repurchases	1,600
Common Dividends	1,074
Total Capital Returned to Common Shareholders	$2,674

Payout Ratio	35%

Average TCE	$154,723

RoTCE	20.1%

Appendix B

Citigroup ($ in billions)	1Q'21	1Q'20
Reported EOP Loans	$666	$721
Impact of FX Translation	-	16
EOP Loans in Constant Dollars	$666	$737

Reported EOP Deposits	$1,301	$1,185
Impact of FX Translation	-	25
EOP Deposits in Constant Dollars	$1,301	$1,210
Note: Totals may not sum due to rounding.

Global Consumer Banking ($ in millions)	1Q'21	1Q'20
Reported Revenues	$7,037	$8,174
Impact of FX Translation	-	69
Revenues in Constant Dollars	$7,037	$8,243

Reported Expenses	$4,396	$4,417
Impact of FX Translation	-	44
Expenses in Constant Dollars	$4,396	$4,461

Reported Cost of Credit	$(191)	$4,764
Impact of FX Translation	-	20
Cost of Credit in Constant Dollars	$(191)	$4,784

Reported Net Income	$2,177	$(740)
Impact of FX Translation	-	3
Net Income in Constant Dollars	$2,177	$(737)
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($ in millions)	1Q'21	1Q'20
Reported Revenues	$1,008	$1,199
Impact of FX Translation	-	2
Revenues in Constant Dollars	$1,008	$1,201
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($ in millions)	1Q'21	1Q'20
Reported Revenues	$1,601	$1,751
Impact of FX Translation	-	67
Revenues in Constant Dollars	$1,601	$1,818
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

Treasury and Trade Solutions ($ in millions)	1Q'21	1Q'20
Reported Revenues	$2,165	$2,423
Impact of FX Translation	-	(14)
Revenues in Constant Dollars	$2,165	$2,409
Note: Totals may not sum due to rounding.

Securities Services ($ in millions)	1Q'21	1Q'20
Reported Revenues	$653	$645
Impact of FX Translation	-	8
Revenues in Constant Dollars	$653	$653

Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	1Q'21(1)	4Q'20	1Q'20

Citigroup Common Stockholders' Equity(2)	$182,402	$180,118	$174,846
Add: Qualifying noncontrolling interests	132	141	138
Regulatory Capital Adjustments and Deductions:
Add: CECL transition and 25% provision deferral(3)	4,359	5,348	4,112
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	1,037	1,593	2,020
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(1,172)	(1,109)	2,838
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	20,854	21,124	20,123
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,053	4,166	3,953
Defined benefit pension plan net assets	1,485	921	1,052
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,691	11,638	12,257

Common Equity Tier 1 Capital (CET1)(3)	$148,945	$147,274	$136,853

Risk-Weighted Assets (RWA)(3)	$1,271,211	$1,255,284	$1,231,323

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.7%	11.7%	11.1%

Note:     Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Advanced Approaches framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 1 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	1Q'21(1)	4Q'20	1Q'20

Common Equity Tier 1 Capital (CET1)(2)	$148,945	$147,274	$136,853

Additional Tier 1 Capital (AT1)(3)	21,540	19,779	17,609

Total Tier 1 Capital (T1C) (CET1 + AT1)	$170,485	$167,053	$154,462

Total Leverage Exposure (TLE)(2)(4)	$2,445,848	$2,386,881	$2,591,883

Supplementary Leverage Ratio (T1C / TLE)	7.0%	7.0%	6.0%

(1)         Preliminary.

(2)         Please refer to Footnote 1 at the end of this press release for additional information.

(3)         Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

(4)         Commencing with the second quarter of 2020, Citigroup's TLE temporarily excludes U.S. Treasuries and deposits at Federal Reserve banks. For additional information, please refer to the "Capital Resources" section of Citigroup's 2020 Form 10-K. This temporary SLR relief will expire as scheduled after March 31, 2021.

Appendix E

($ and shares in millions, except per share amounts)	1Q'21(1)	4Q'20	1Q'20

Common Stockholders' Equity	$182,269	$179,962	$174,695
Less:
Goodwill	21,905	22,162	21,264
Intangible Assets (other than MSRs)	4,308	4,411	4,193
Tangible Common Equity (TCE)	$156,056	$153,389	$149,238

Common Shares Outstanding (CSO)	2,067	2,082	2,082

Tangible Book Value Per Share (TCE / CSO)	$75.50	$73.67	$71.69

(1)         Preliminary.

1 Ratios as of March 31, 2021 are preliminary. Commencing January 1, 2020, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Loss (CECL) standard. Excluding the deferrals based on the modified CECL transition provision, Citigroup’s CET1 Capital ratio and SLR as of March 31, 2021 would be 11.4% and 6.8%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citigroup’s 2020 Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

4 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

5 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

6 Credit derivatives are used to economically hedge a portion of the private bank and corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the first quarter 2021, gains / (losses) on loan hedges included $(72) million related to Corporate Lending and $(9) million related to the Private Bank, compared to $754 million related to Corporate Lending and $62 million related to the Private Bank in the prior-year period. The fixed premium costs of these hedges are netted against the Private Bank and Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.